SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 30, 2008

LiveWire Mobile, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation or Organization)

0-23282	04-2814586
(Commission File Number)	(I.R.S. Employer Identification No.)

One Monarch Drive, Suite 203, Littleton, Massachusetts	01460
(Address of Principal Executive Offices)	(Zip Code)

(978) 742-3100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On December 30, 2008, LiveWire Mobile, Inc., a Delaware corporation (the “Company”), entered into a Lease Termination and Termination Payment Agreement (the “Termination Agreement”) with NDNE 9/90 Crossing Limited Liability Company, a Massachusetts limited liability company (“NDNE 9/90”), to terminate that certain Lease Agreement dated September 30, 1996 by and between NDNE 9/90 and the Company (formerly known as Natural Microsystems Corporation, and later as NMS Communications Corporation), as amended (the “Lease Agreement”). The Lease Agreement governed the terms and conditions under which the Company rented the building at 100 Crossing Boulevard in Framingham, Massachusetts (the “100 Crossing Building”).  The 100 Crossing Building housed the Company’s corporate headquarters prior to the sale of assets related to the Company’s NMS Communications Platforms business (the “Asset Sale”) to Dialogic Corporation on December 5, 2008. Following the Asset Sale, the Company relocated its corporate headquarters to One Monarch Drive, Suite 203, Littleton, Massachusetts and no longer requires the office space located at the 100 Crossing Building for its ongoing operations. The Company and NDNE 9/90’s affiliate, NDNE 9/90 200 Crossing Boulevard LLC, are parties to that certain Lease Agreement dated April 1, 2000, as amended, under which the Company leases space in the building located at 200 Crossing Boulevard in Framingham, Massachusetts (the “200 Crossing Building”).

Pursuant to the Termination Agreement, the Lease Agreement shall be terminated effective upon the earlier of (a) the date the Company vacates the 100 Crossing Building and (b) January 19, 2009 (the “Termination Date”). The Termination Agreement provides for the mutual release of liabilities and obligations arising as a result of the Lease Agreement or the occupancy of the 100 Crossing Building by the Company, except for certain liabilities and obligations, as described in the Termination Agreement. Under the Lease Agreement, the Company was required to pay NDNE 9/90 an aggregate of approximately $9,000,000, including remaining lease payments, real estate taxes and other obligations, through May 31, 2012.  The Termination Agreement provides for early termination installment payments to be made to NDNE 9/90 by the Company in an amount not to exceed $2,861,000 on or prior to January 1, 2010, as described in the Termination Agreement.  Additionally, if NDNE 9/90 is unable to secure the release and payment to NDNE 9/90 of the Company’s $500,000 security deposit for the 200 Crossing Building on or before the Termination Date, the Company shall pay an additional amount of approximately $546,000 in 24 equal monthly installments beginning on May 1, 2009 and ending April 1, 2011.  If the Company fails to make an installment payment required to be made under the Agreement as and when due, then all early termination installment payments contemplated by the Agreement shall become immediately due and payable and shall bear interest on the terms and conditions described in the Agreement.

The foregoing description of the Agreement does not purport to be a complete statement of the parties’ rights and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

ITEM 2.05  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On December 30, 2008, the Company committed to a cost reduction plan (the “Plan”) focused on streamlining the Company’s operations and the elimination of certain fixed costs. The information set forth in Item 1.02 above is hereby incorporated by reference in this Item 2.05.  The Plan, as described in Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146), is designed to reduce the Company’s costs under the Lease Agreement for the 100 Crossing Building.

The Company estimates a total of $4.6 million to $4.8 million of SFAS No. 146 lease termination payments and associated facility-related costs, leasehold write-off costs and broker fees to be incurred in connection with the Plan during the fourth quarter of 2008.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit
Number	Title

10.1	Lease Termination and Termination Payment Agreement by and between NDNE 9/90 Crossing Limited Liability Company and LiveWire Mobile, Inc., dated as of December 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEWIRE MOBILE, INC.

January 6, 2009	By:	/s/ Joel Hughes
	Name:	Joel Hughes
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Title

10.1	Lease Termination and Termination Payment Agreement by and between NDNE 9/90 Crossing Limited Liability Company and LiveWire Mobile, Inc., dated as of December 30, 2008.